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                                                                      EXHIBIT 11
                       CAPITAL ONE FINANCIAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
               THREE AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                 (dollars in thousands, except per share data)


                                                     THREE MONTHS ENDED             SIX MONTHS ENDED
                                                          JUNE 30                         JUNE 30
- ----------------------------------------------------------------------------------------------------------
                                                     1996          1995            1996           1995
==========================================================================================================

PRIMARY
    Net income                                   $      38,183  $      29,646  $     76,196   $     54,755
==========================================================================================================

WEIGHTED AVERAGE COMMON AND COMMON
    EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding               66,210,275     65,623,332    66,185,555     65,615,344
    Net effect of dilutive restricted stock (1)          7,238        323,309        11,149        298,874
    Net effect of dilutive stock options (1)           674,354        498,861       615,726        326,309
- ----------------------------------------------------------------------------------------------------------
      Weighted average common and
              common equivalent shares              66,891,867     66,445,502    66,812,430     66,240,527
==========================================================================================================

EARNINGS PER SHARE                               $        0.57  $        0.45  $       1.14   $       0.83
==========================================================================================================

FULLY DILUTED
    Net income                                   $      38,183  $      29,646  $     76,196   $     54,755
==========================================================================================================

WEIGHTED AVERAGE COMMON AND COMMON
    EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding               66,210,275     65,623,332    66,185,555     65,615,344
    Net effect of dilutive restricted stock (2)          8,273        343,593        11,300        333,313
    Net effect of dilutive stock options (2)           674,354        498,861       661,600        370,392
- ----------------------------------------------------------------------------------------------------------
      Weighted average common and
              common equivalent shares              66,892,902     66,465,786    66,858,455     66,319,049
==========================================================================================================

EARNINGS PER SHARE                               $        0.57  $        0.45  $       1.14   $       0.83
==========================================================================================================

 (1)     Based on the treasury stock method using average market price.

 (2) Based on the treasury stock method using the higher of ending or average market price.

         The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.